Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.
ANNOUNCES FAVORABLE OUTCOME OF SCANA LITIGATION

Dallas, Texas — October 22, 2004 — Energy Transfer Partners, L.P. (NYSE:ETP), announced today that it received a favorable jury verdict with respect to its previously disclosed lawsuit filed by Energy Transfer and its retail propane operating partnership Heritage Operating, L.P. (“Heritage”) against SCANA Corporation, Cornerstone Ventures, L.P. and Suburban Propane, L.P. (the “Defendants”). As reported in our Annual Report on Form 10-K, the suit arose out of a 1999 agreement to acquire SCANA’s propane assets. On October 20, 2004, testimony from Heritage and the remaining defendants SCANA and Suburban was concluded, and on October 21, 2004, the jury returned a verdict in favor of Heritage against SCANA and in favor of Defendant Suburban. The jury found in favor of Heritage on all four claims against SCANA, awarding a total of $48 million in actual and punitive damages. The judge in this litigation granted all parties to the litigation 10 days to file post-verdict motions, and it is expected that a final judgment would be rendered by the court within 30 days. SCANA has stated that it plans to appeal any adverse judgment by the court. Energy Transfer cannot predict whether the final judgment will affirm the jury verdict without any modification or whether any appeal of the final judgment by SCANA will be successful. As a result, Energy Transfer cannot yet predict whether it will receive any of the damages award covered by this verdict.

As previously disclosed in our Annual Report on Form 10-K, a special litigation committee consisting of one or more independent directors of our general partner will determine the aggregate net amount of any proceeds distributable by us after deducting all costs and expenses incurred by us in connection with this litigation and such cash reserves as the special litigation committee deems necessary or appropriate. As a result of these factors, we cannot predict whether we will receive any cash payments as a result of this litigation or, if any such payment is received by us, when such payment might result in distributions of Available Cash to the holders of our common units or to the holders of our Class C units.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 6,500 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 3.8 billion cubic feet of natural gas per day, with natural gas treating, processing and storage assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United

States, serving more than 650,000 customers from 312 customer service locations in 32 states extending from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of know and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact Michael Krimbill, at 918-492-7272.